CONSENT OF REGISTERED PUBLIC ACCOUNTING FIRM

m-Wise Inc.
10 Hasadnaot Street
Herzeliya Pituach, Israel 46728

Gentlemen:

We consent to the inclusion of our Independent Auditors’ Report dated March 10, 2010, with respect to the consolidated financial statements of m-Wise, Inc. for the year ended December 31, 2009, in the filing of its Form S-1 filed with the SEC on March 19, 2010, for m-Wise, Inc.

Yours Truly,

/s/ SF Partnership LLP
SF Partnership LLP